UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2012

NCI BUILDING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-14315 (Commission File Number)	76-0127701 (I.R.S. Employer Identification No.)

10943 North Sam Houston Parkway West Houston, Texas (Address of principal executive offices)	77064 (Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2012, NCI Building Systems, Inc. (the “Company”) and Charles W. Dickinson entered into a Consulting Agreement (the “Consulting Agreement”), pursuant to which Mr. Dickinson will step down as a named executive officer of the Company and President of Metal Components Division and will be employed as Special Advisor through October 19, 2014 (the “Transition Date”). The Consulting Agreement also provides that, effective as of the Transition Date, Mr. Dickinson will be engaged as a consultant to the Company providing services as needed of up to 40 hours per month to assist the Company from the Transition Date through April 19, 2016 (the “Advisory Period”). Under the Consulting Agreement, the last day of the Advisory Period is deemed the “Termination Date.”

In connection with Mr. Dickinson’s resignation and retirement, on March 23, 2012, the Company appointed Mark W. Dobbins as President of the Metal Components Division, and in order to perform his duties in this new position, Mr. Dobbins resigned as Chief Operating Officer of the Company effective on such date. In connection with these changes, there has been no change to Mr. Dobbins’ compensation and benefits.

The Consulting Agreement provides that Mr. Dickinson will continue to receive his current base salary in effect as of March 23, 2012 (the “Effective Date”) though December 31, 2012. From January 1, 2013 through December 31, 2013, Mr. Dickinson will receive a base salary of $145,250.00 per annum, and from January 1, 2014 through the Transition Date, he will receive a base salary of $50,000.00. Subject to the Company’s attainment of the performance goals specified in the Company’s bonus program, the Consulting Agreement provides that Mr. Dickinson will be eligible to receive a bonus for the Company’s 2012 fiscal year at the executive bonus level in effect for Mr. Dickinson on the Effective Date, prorated from November 1, 2011 through the Effective Date. During the Advisory Period, Mr. Dickinson will receive consulting payments of $50,000.00 per annum.

The Consulting Agreement tolls the vesting under the stock option granted to Mr. Dickinson on December 11, 2009 (the “Stock Option”) and the restricted stock awards previously granted to Mr. Dickinson (together, with the Stock Option, the “Equity Awards”) and provides that the Equity Awards will fully vest upon the earliest to occur of (i) Mr. Dickinson’s disability, (ii) death, (iii) a change in control or (iv) the Termination Date (provided that Mr. Dickinson does not voluntarily terminate his employment or consulting services, as applicable, prior to the Termination Date and does not violate the restrictive covenants in the Consulting Agreement and Equity Awards). In addition, the Stock Option will be exercisable for one year following the Termination Date. The Equity Award Agreements have been amended to reflect these provisions.

Under the Consulting Agreement, Mr. Dickinson will remain eligible to participate in the group health and medical benefit programs of the Company through the Transition Date and to participate in the Company’s employee benefit plans and programs (except for the Company’s annual bonus and equity incentive plans) and receive perquisites through December 31, 2012 on the same terms and conditions applicable to other executive management employees. During the Advisory Period, Mr. Dickinson and any eligible dependents may continue to participate in such benefit programs pursuant to, and subject to, provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985. The Company has agreed to reimburse Mr. Dickinson for all reasonable and necessary business expenses incurred in fulfilling his obligations under the Consulting Agreement. Mr. Dickinson has also agreed to not directly or indirectly sell any shares of common stock of the Company prior to the later to occur of (i) January 1, 2013 or (ii) the first business day that is six months after the date Dickinson ceases to be an “officer” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.

The Consulting Agreement contains a variety of restrictive covenants. For the period beginning on the Effective Date and ending two years after the Termination Date, Mr. Dickinson has agreed to a non-competition covenant. For the period beginning on the Effective Date and ending five years after the Termination Date, Mr. Dickinson has agreed to a non-solicitation covenant. Mr. Dickinson has also agreed to protect confidential information, not disparage the Company, and not seek to consummate or effectuate any acquisition of the Company without prior approval of the Company’s board of directors. Violation of the foregoing restrictive covenants by Mr. Dickinson allows the Company to discontinue all payments and benefits due under the Consulting Agreement, forfeit unvested equity, terminate unexercised stock options, and seek injunctive relief. As a condition to entry into the Consulting Agreement, Mr. Dickinson has agreed to enter into and not revoke a general release of claims in favor of the Company.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement attached hereto and the amendments to the Equity Award Agreements the form of which are attached hereto. Mr. Dickinson’s Employment Agreement with the Company, dated as of March 13, 2009, as amended as of August 13, 2009, will be terminated as of the Effective Date and no further payments will be made thereunder.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Consulting Agreement
99.2	Form of First Amendment to the Restricted Stock Agreement
99.3	First Amendment to the Nonqualified Stock Option Agreement (December 11, 2009 Grant)
99.4	Form of 2010 Nonqualified Stock Option Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

Date: March 26, 2012	By: /s/ Todd R. Moore
Todd R. Moore
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Consulting Agreement
99.2	Form of First Amendment to the Restricted Stock Agreement
99.3	First Amendment to the Nonqualified Stock Option Agreement (December 11, 2009 Grant)
99.4	Form of 2010 Nonqualified Stock Option Agreement